Exhibit 107

Calculation of Filing Fees Table

Form S-3

(Form Type)

Ideal Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common stock, par value $0.001 per share		(1)	(2)	(2)	—	—	—	—	—	—
	Equity	Preferred stock, par value $0.001 per share		(1)	(2)	(2)	—	—	—	—	—	—
Fees to Be Paid	Other	Warrants		(1)	(2)	(2)	—	—	—	—	—	—
	Other	Units		(1)	(2)	(2)	—	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$50,000,000	$110.20 per $1,000,000	$5,510.00(3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$50,000,000	$0.00011020	$5,510.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$5,510.00

(1)            There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, warrants to purchase common stock and preferred stock, and units comprised of one or more of the other securities that may be offered pursuant hereto to be sold by the registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $50,000,000. The securities registered for sale also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)            The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)            The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.